Exhibit 10.1
AMENDMENT 15 TO PRODUCT PURCHASE AGREEMENT
This AMENDMENT 15 (the “Amendment”) supplements that certain Product Purchase Agreement No.1526-0331701 (the “Agreement”) which has an effective date of December 16, 2002 and which is by and between Hewlett-Packard Company (herein “HP”) and Brocade Communications Systems, Inc. and Brocade Communications Switzerland SARL (collectively referred to herein as “Supplier”).
RECITALS
WHEREAS, HP and Supplier have previously entered into the Agreement stated above;
WHEREAS, the purpose of this Amendment is to set forth commercial and other terms and conditions for OEM Product sold by Supplier and purchased by HP pursuant to the Agreement; and
WHEREAS, HP and Supplier desire to supplement the Agreement as herein provided.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HP and Supplier hereby agree as follows:
1.	The effective date (“Effective Date”) of this Amendment is February 1, 2009.

2.	Capitalized terms used herein, unless otherwise defined, will have the meanings given in the Agreement.

3.	This Amendment is subject to the Agreement, and in the event of any conflict between a provision of the Agreement and a provision in this Amendment, then the provision of the Agreement will govern, unless this Amendment expressly states otherwise with specific reference to those provisions in this Amendment that will supersede conflicting provisions in the Agreement.

4.	This Amendment may be signed in original or emailed counterparts, and each counterpart will be considered an original, but all of which together will constitute one and the same instrument.

5.	This Amendment adds Supplier’s HP branded [**] products (referred to herein as “[**] Product”) and Supplier’s HP branded [**] products (referred to herein as “[**] Product”) as OEM Products purchased under the Agreement.

6.	In addition to the terms and conditions of the Agreement, the following terms, contained herein, apply to HP’s purchase of the [**] Product.

7.	Definitions:
a.	“Gross Spend” means the [**] of all [**] for all CPL listed OEM Products issued by Supplier to HP in an HP fiscal quarter.

b.	“HP SAN Environment” means a set of equipment including but not limited to servers, storage and switches specified by HP to support HP OEM [**] Testing.

c.	“Shift-Left Testing” means testing performed by Supplier for Qualification of the [**] Product and [**] Product specific to the criteria outlined in Exit Criteria.

d.	“Converged Network Adaptors” or “CNAs” means Supplier’s HP branded [**] that support [**].

e.	“Qualification” means conformance by the [**] Product and [**] Product to the provisions specified in the Exit Criteria. The [**] Product requirements will be amended into Exit Criteria within 30 days after the signing by both parties of this Amendment.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

f.	“CPL” means HP’s Corporate Price List including a listing of all OEM Products available for sale through HP sales channels.

g.	“[**] Product Qualification Start” means February 1, 2009.

h.	“[**] Product Qualification Start” means the commencement date that qualification starts for the [**] Product with a formal technical kick-off meeting between HP and Supplier. The actual date will be determined within thirty (30) days after signing of this Amendment.

i.	“Qualification Completion” means the [**] Product and [**] Product has successfully met all the requirements set forth in Exit Criteria.

j.	“Exit Criteria” is defined in Section 20 of this Amendment.

k.	“General Availability” is defined as the date when HP makes the [**] Product and [**] Products orderable and available to be shipped from HP to HP’s customers.

l.	“OEM Product Forecast” refers to HP’s interlock forecast delivered to Supplier in the month immediately proceeding a fiscal quarter forecasting all OEM Products. This report is targeted to be delivered two weeks prior to the commencement of HP’s next fiscal quarter.
8.	Qualification Expenses; Provision of Product and Equipment.
a.	Qualification Expenses. HP and Supplier will perform all Qualification of the [**] Product and [**] Product and Supplier will [**] HP for HP’s [**] incurred during the Qualification of the Product. [**] HP will be made as follows: [**] per calendar month during the time period the [**] Product is undergoing Qualification and an additional [**] per calendar month during the time period the [**] Product is undergoing Qualification period up to a maximum [**] (for the qualification [**] for both the [**] Product and the [**] Product) of [**], however, the final [**] of these [**] are not due until HP places the respective [**] Product or [**] Product on HP’s Corporate Price List (“CPL”). If the Qualification of the individual products is completed prior to the calendar end of a month, the Supplier will [**] HP a [**] for each product equivalent to the ratio of days Qualification was taking place in the last month.

b.	The Qualification period begins upon the [**] Product Qualification Start and/or the [**] Product Qualification Start, as applicable. The first[**] of the qualification [**] the fifteenth (15th) of the month following qualification start and subsequent [**] on the fifteenth (15th) of each month until the Qualification Completion of the [**] Product and [**] Product or the maximum [**] is met, whichever occurs first. HP will not place the [**] Products or the [**] Product on HP’s CPL until said products meet the Exit Criteria in Section 20. The parties acknowledge that the placement of the [**] Product and the placement of the [**] Products onto HP’s CPL may occur at different dates.

c.	Provision of Product and Equipment. Supplier will, upon HP’s request, provide HP [**] at [**], for qualification purposes. In addition, Supplier will provide HP with a [**] HP’s standard [**] Product and [**] Products that HP elects to purchase from Supplier for Qualification.
9.	[**] Volume Purchases. For HP purchases of [**] Product and [**] Product from Supplier for resale during the time period starting from when HP includes the [**] Product on the CPL and provided the [**] Product has completed or is in qualification mode, through April 30, 2011 Supplier will provide the following [**] to HP for [**] by HP. As noted in the [**] table below, the [**] will be [**] a percentage of HP’s [**] with Supplier per HP fiscal quarter. [**] If HP chooses to qualify and add to HP’s CPL [**] products from Supplier, the incremental [**] product volume will go towards the volume thresholds specified in the [**] table below. HP will pull volume from the hubs as required to meet customer demand and support regional inventory strategies unless mutually agreed otherwise in writing by the parties.

[**] Table: Once the [**] Product is on the CPL and provided the [**] Product has completed or has achieved [**] Product Qualification Start, the following [**] apply:

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] between [**] in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.

b.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] between [**] in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.

c.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] between [**] in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.

d.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] between [**] in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.

e.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] between [**] in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.

f.	If HP and/or Eligible Purchasers take receipt of a combined unit volume of [**] Product and/or [**] Product and/or [**] of [**] or more in an HP fiscal quarter, Supplier will [**] to HP [**] of HP’s and Eligible Purchasers’ [**] with Supplier for all OEM Products purchased by HP and HP Eligible Purchasers during the same HP fiscal quarter.
10.	Marketing [**].
a.	Supplier will provide [**] marketing [**] per HP fiscal quarter to be used by either HP or Supplier to market the [**] Product and/or [**] Product commencing with the General Availability (GA) of the [**] Product and continuing through Supplier’s second fiscal quarter in 2011 (FQ2’), provided that the [**] Product has completed or is in qualification. HP will [**] Supplier for mutually approved Marketing [**] during the period in which [**] have been incurred. These [**] will be used for marketing activities associated with Supplier’s HP branded [**] Products and/or [**] Products. These [**] will not be used for marketing of [**] Products and/or [**] Products.

b.	Supplier will provide [**] to be used by either HP or Supplier, for [**] Product and/or [**] Product launch activities. HP will collaborate with Supplier on launch activities. [**] will be available prior to the [**] Product being listed on the CPL, provided that the [**] Product has completed or is in qualification. These incremental [**] and [**] launch [**] will be planned for jointly by the parties. HP will [**] Supplier for mutually approved Product launch [**] during the period in which [**] have been incurred. These [**] will be used for marketing activities associated with Supplier’s HP branded [**] Products and/or [**] Products. These [**] will not be used for marketing of [**] Products and/or [**] Products.

c.	Supplier and HP agree to review the Marketing [**] on a bi-annual basis and upon mutual agreement modify the terms of the Marketing [**] (Section 10) if the minimum volume thresholds identified in section 9a are not met after the fourth quarter of HP adding the [**] Product on the CPL.

d.	Supplier and HP will collaborate on a management process relating to the marketing [**] for the Products before HP has placed the [**] Product on the CPL.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.	Product Customization. Any joint development, if any, to create unique differentiation and/or HP unique solutions pertaining to the [**] Product or [**] Product will be addressed and governed by a Project Statement to the Master Development Agreement dated October 24, 2008. Such Project Statement will outline intellectual property rights, if any.
12.	Audit Rights.
a. HP, at its expense, may engage an independent third party auditing firm (“Auditor”), to perform an annual audit of Supplier’s books and records relating to Supplier’s performance of its obligations under the Agreement (with the exception of Section 4.5 of the Agreement which has a different audit process as described in subsection a.2 below) and that are reasonably required to determine Supplier’s compliance with Supplier’s obligations under the Agreement during the previous twelve (12) months. HP will provide Supplier reasonable written notice, not less than thirty (30) days in advance, of such audit. Supplier will refund the amount of any overcharge or other discrepancy as may be determined by such audit within 30 days of the auditor’s findings. If the final report of such audit reveals a [**] or more overcharge or other discrepancy of a material nature (either, a “Discrepancy”), Supplier will also reimburse HP for all reasonable costs of the audit. Supplier will cooperate fully with such audit requests; provided that (i) in no event will material containing any information that is protected under court order or the written directions of regulatory authorities be required to be disclosed; and (ii) in no event will the confidential information of any third party that would require Supplier to breach its confidential obligations to such third party be disclosed.
a.1. Any such Auditor will execute Supplier’s standard non-disclosure agreement prior to receipt of any of the information referenced above. The Auditor may disclose such information only to HP and Supplier. The identity of Supplier’s other customers, details of specific customer transactions and any actual costs incurred by Supplier, along with any provision covered by non-disclosure, will not be disclosed to HP. HP’s audit rights under this provision will continue and survive for three (3) years after expiration or any termination of the Agreement.
a.2. Notwithstanding the provisions of Section (a) above, upon HP’s request, and no more than once per calendar year, Supplier will conduct an internal audit and within 60 days of HP’s request for the audit either: (1) issue a letter signed by Supplier’s then Chief Financial Officer to HP representing and warranting that Supplier has conducted an internal audit regarding Supplier’s compliance over the previous twelve (12) months with Section 4.5 (Most Favored Purchaser Warranty) and is in compliance with Section 4.5 (Most Favored Purchaser Warranty) of the Agreement; or (2) reimburse HP for any overcharge pursuant to Section 4.5 (Most Favored Purchase Warranty) of the Agreement. Supplier will cover all expenses of the internal audit.
13.	[**].
a. Commencing with the HP fiscal quarter of the [**] Product General Availability through HP’s second fiscal quarter in 2011 (FQ2’11) section 4.1 (OEM Product Pricing and Discounts) shall not be in effect. Instead, during said time period, Supplier will [**] OEM Product [**] by [**] on a quarterly basis commencing with the HP fiscal quarter of the [**] Product General Availability through HP’s second fiscal quarter in 2011 (FQ2’11), provided that the [**] Product has achieved [**] Product Qualification Start. The [**] will be [**] for the initial HP fiscal quarter based on the General Availability date within the HP fiscal quarter; [**] for month(s) prior to General Availability will have a basis of the historical [**].
b. The Supplier shall [**] on all of the OEM Products or only a portion of the OEM Products as long as the result is [**] for each HP fiscal quarter, based on the definitions outlined in this Amendment. Supplier agrees to consider HP’s direction around which OEM Products to target [**]. All special [**] negotiated outside of this normal quarterly [**] activity including but not limited to [**] to drive more aggressive product lifecycle transitions, will be incremental and not included in the [**]. Supplier’s [**] for the OEM Products are listed in Amendment 14 (as may be revised by the parties from time to time), [**] in U.S. [**] unless otherwise agreed, and may not be [**] without HP’s consent.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. If the [**] Product does not achieve General Availability in HP’s FY09 then both parties agree to reevaluate the [**] as specified in Sections 13.a and 13.b.
Definitions:  As used in this Amendment, and in addition to other terms elsewhere defined in this Agreement, each of the following terms have the indicated meanings:
“New [**]” means Supplier [**] to HP for an OEM Product during an HP fiscal quarter prior to any special deals including but not limited to [**] to drive more aggressive product lifecycle transitions.
“Old [**]” means Supplier’s [**] to HP for an OEM Product in the quarter, directly preceding the quarter Supplier has offered the “[**]”.
“Volume” means the total number of units forecasted in HP’s OEM Product Forecast of a particular OEM Product for the following HP fiscal quarter.
“All OEM Products” means all products being purchased by HP and/or Eligible Purchasers from Supplier in a particular HP fiscal quarter.
“Forecasted [**]” means the [**] of all of HP’s [**] with Supplier for the following HP fiscal quarter. This is calculated by multiplying the forecast for an OEM Product shown in the OEM Product Forecast by the [**] of the OEM Product and totaling this for all OEM Products.
“OEM Product [**]” means the [**] to HP from Supplier on a particular OEM Product and is calculated using the following formula:
•	[**]
“Total [**]” means the cumulative OEM Product [**] to HP from Supplier for All OEM Products in an HP Fiscal Quarter.
“Percent [**]” means the ratio of Total [**] to the Forecasted [**] plus the Total [**] in an HP Fiscal Quarter.
•	[**]
d. [**] Feature Implementation.  As a condition for implementation of the above [**] terms, HP agrees to work in good faith to launch the [**] functionality packaged with the current [**] + solutions as well as stand alone SKUs, provided that both parties can agree on mutually acceptable business terms. The targeted launch date is [**].
14.	Pricing.
a.	The HP [**] Product and [**] Product Pricing is attached as Exhibit B:
15.	Qualification.
a.	Supplier agrees to create a HP SAN Environment for Shift-Left Testing allowing HP OEM [**] Product and [**] Product Shift-Left Test asynchronous qualification cycles to be completed. Supplier agrees that such HP SAN Environment will include [**] to test the [**] Products and [**] Products independent of Supplier’s switch product testing.

b.	Supplier agrees to work with HP to develop a mutually agreed upon shift left test plan, including specific equipment, drivers, software, and test cases required for [**] Product and [**] Product qualification. This [**] Products and [**] Product qualification testing will be executed as a part of [**] Product and [**] Product test and/or Shift-Left Testing, as agreed upon by both Supplier and HP.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c.	Supplier agrees to provide weekly quality reports as outlined in the Exit Criteria to HP.
16.	Quality. Exhibit H, Section 5.1 of the Agreement, titled “AFR (Annual Failure Rate) / MTBF (Mean Time Between Failures)” is amended to include the [**] Products and [**] Products and said products shall meet an Annualized Failure Rate (AFR) of no greater than [**] and an Annualized Return Rate (ARR) of no greater than [**].
17.	Interoperability
a. [**]. The [**] Product will function with HP-branded [**] manufactured by [**] as specified on an HP approved vendor list (AVL) including manufacturers’ part numbers. HP agrees that only [**] approved by Supplier will be supported for use with Supplier’s [**] Products. Supplier agrees to acknowledge support of all Supplier approved [**] in field facing support documentation. The [**] Product will function with HP’s [**] strings and Supplier’s [**] strings. HP will launch the [**] Products with [**]. Supplier will work with HP in good faith to approve [**] for use with Supplier’s [**] products pending successful technical qualification. Supplier’s qualification testing of the [**] is to be completed within 120 days of the first [**] Product or [**] Product being placed on HP’s CPL. If qualification testing of the [**] meets the mutually agreed to acceptance criteria; Supplier will agree to approve and support [**], HP will add [**] to the AVL for use with Supplier’s [**] products, and HP will; begin shipping the [**] Products with the HP-branded generic [**]. HP will provide 90 days notice to Supplier for any proposed changes to approved [**] or additions to the AVL. All changes to the AVL are subject to approval by Supplier.  HP will provide a letter of agreement (LOA) for Supplier to purchase any [**] listed on the AVL directly from the [**] manufacturer at Supplier’s [**] for the purpose of testing and qualification with the [**] Products. HP will purchase and manage the supply of all [**] on all current and future [**] products.
b. [**]. The Supplier’s [**] Product and [**] Product will interoperate with switches that HP productizes from current suppliers, as defined by the then current Shift Left Test matrix.
c. Switches. Supplier switches that HP purchases from Supplier will interoperate with HP [**] that HP productizes from current suppliers [**] and not limited to operability with Supplier’s [**], as defined by the then current Shift Left Test matrix.
18.	Termination. This Amendment is coterminous with the Agreement and governed by the terms of Section 1.3 and 20 contained therein.
19.	Warranties. The warranties for the [**] Product and [**] Product are those contained in the Section 9 (“Warranties”) and Amendment 3 of the Agreement, with the following exceptions: 1) The referenced “the then-current product Specifications” is the specification in Exhibit A, HP PCI Express Product Requirements Document. For any non-complying Products, HP may exercise the Return of Products provisions contained in Section 6 of the Agreement; and 2) The [**] Product and [**] Product are warranted for a period of [**] months from the date of HP Extraction.

20. Exit Criteria. The Exit Criteria are defined below as P0’s and P1’s. P0s are an ‘absolute must’ to be able to ship the product as per mutually agreed to schedule. P1s are ‘high wants’ and every effort must be made to meet these criteria before being ship ready, however if these criteria are not met then both teams can mutually agree to defer them to a later date with a documented deviation plan. P2’s are post-launch items and are targeted for shipment +60 days after initial launch.
P0 Criteria
•	Meet or exceed all hardware & software technical specifications and requirements for the [**] as outlined in the mutually agreed Product Requirements Document (PRD) for Phase under execution of the program
•	Zero open severity 0 (showstopper/critical) & severity 1 (high) issues. Severity 2/3 (Medium/Low) issues must have an action plan for closure defined.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	Needs to pass Continuous Hours of Operation (CHO) tests listed below
o	Hazard C8 (72 hours continuous I/O) on Windows & Linux or Medusa or any other I/O stress tool

o	Hazard C16 (24 hours continuous I/O) on Windows & Linux or Medusa or any other I/O stress tool
•	[**] test execution across all functional areas as per the mutually agreed to shift left test plan

•	[**] test pass across all functional areas as per the shift left test plan. [**] test fail cannot contain any severity 1 and severity 2 issues.

•	[**] test execution across all functional areas of HP’s Audit test plan

•	[**] test pass across all functional areas of HP’s Audit test plan

•	All P0 (MUST) requirements as per the Product Requirements for the phase under execution must be met

•	Any P1 (HIGH WANT) requirements as per the Product Requirements Document (PRD), Support Matrices and (Qualification Request Forms) QRFs for the phase under execution that are mutually agreed to be deferred have to be properly documented, reviewed & approved

•	Performance criteria with respect to parameters such as throughput and IOPS across different I/O sizes must meet mutually agreed to benchmarks, performance requirements that are defined within the Product Requirements for the phase under execution

•	Scaling criteria with respect to parameters such as capacity, number of LUNs per host, number of paths from a host etc must be met across all functional areas. Scaling requirements will be identified within the Product Requirements document for the phase under execution

•	Must meet detailed IOP (interoperability) requirements as identified within the Product Requirements Document (PRD) and the Support Matrices and Qualification Request Forms (QRFs) that HP will provide Brocade for each qualification effort.
     P1 Criteria
•	Any P1 (HIGH WANT) requirements as per the Product Requirements Document (PRD), Support Matrices and (Qualification Request Forms) QRFs for the phase under execution that are mutually agreed to be deferred have to be properly documented, reviewed & approved

•	[**] open severity 2/3 (Medium/Low) and severity 4 (enhancement request) issues.

•	Must meet detailed P1 IOP (interoperability) requirements as identified within the Product Requirements Document (PRD) and the Support Matrices and Qualification Request Forms (QRFs) that HP will provide Brocade for each qualification effort.
     Test Execution and Logging
•	HP will provide a Shift Left Test plan that Brocade will need to execute and provide test logs and results to HP to verify that the tests have been executed and met pass/fail criteria.

•	All defects found during execution of a test case must be documented in accordance with HP requirements as specified in the Shift Left Test plan.

•	All defects found during test have been resolved in accordance with the criteria stated above.

•	HP and Brocade will mutually agree on a process to generate and review test logs and metrics as required by HP.
21.	[**]. Notwithstanding Section 13.2 in the Agreement, Supplier hereby agrees to [**] to HP (and Eligible Purchasers) the HP branded versions of the [**] Product and [**] Products.
The Agreement continues in full force and effect, and except as may be expressly set forth in this Amendment, the Agreement is unchanged.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have executed this Agreement as of the Effective Date.

BROCADE COMMUNICATIONS SYSTEMS INC.	HEWLETT-PACKARD COMPANY

/s/ Ian Whiting	/s/ Richard Gentilini

Authorized Representative	Authorized Representative
30 April 2009	5-11-09

Date	Date
Ian Whiting	Richard Gentilini

Printed Name	Printed Name
SVP, WW Sales	Director, SWD Global Procurement

Title	Title

BROCADE COMMUNICATIONS SWITZERLAND, SARL.

/s/ Kevin L. Mckenna
Authorized Representative
Apr/30/2009
Date
Kevin L. Mckenna
Printed Name
Director
Title

EXHIBIT A
 HP PCI Express (8Gb Fibre Channel HBA) Product Requirements
Document – Phase 1 Delivery
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Version 1.0
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[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
PRICING
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[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.